UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 22, 2011

STEELE RESOURCES CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	333-143970	75-3232682
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3081 Alhambra Drive, Suite 208 Cameron Park, California	95682
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (530) 672-6225

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02                      Termination of a Material Definitive Agreement

On February 20, 2011 Steele Resources Corporation ("SRC") and Innocent, Inc. ("INCT") entered into a Joint Venture Agreement ("JV Agreement") covering the exploration funding of the Mineral Hill Mining Project located near Pony, Montana. Pursuant to the JV Agreement INCT was to provide $1,000,000 of initial financing upon the execution of the JV Agreement. Both parties were aware that INCT would need to secure external funding in order to meet its funding obligation of $1,000,000. While INCT has contributed $540,000 of its initial funding obligation, it has been unable to complete its funding obligation defined by the JV Agreement. While SRC declared INCT to be in default of the JV Agreement in April, 2011, on several occasions SRC has supported INCT by extending the time to receive payment of the remaining $460,000, based upon good faith efforts by both parties and commitments made by outside funding sources including INCT's current shareholders. However, INCT has been unable to secure the required financing to complete its initial funding obligation.

On July 22, 2011 SRC provided INCT with a notice of its intent to terminate the JV Agreement. The parties are in the process of negotiating a formal termination which will include the repayment of the $540,000 paid to date and the unconditional release by both parties as it relates to the initial terms, conditions, rights, and obligations of the JV Agreement.

With the termination of the JV Agreement, Steele Resources, Inc. (a subsidiary of SRC) will retain 100% ownership of the mineral lease rights to the Mineral Hill Mining Project and will be solely responsible for its ongoing funding and operations.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 28, 2011	STEELE RESOURCES CORPORATION

By: /s/ David Bridgeford
David Bridgeford, Chief Financial Officer

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